Designated Filer:	WPM, L.P.
Issuer & Ticker Symbol:	Fidelity National Information Services, Inc. (FIS)
Date of Event Requiring Statement: December 16, 2011

Explanation of Responses

(1)
The shares of common stock (the “Common Stock”) of Fidelity National Information Services, Inc. (“FIS”) were acquired pursuant to a stock purchase right granted to WPM, L.P., a Delaware limited partnership (“WPM”), pursuant to the Stock Purchase Right Agreement (the “Agreement”), dated as of March 31, 2009, by and among FIS, WPM and Metavante Technologies, Inc.  The Agreement was included as Exhibit 2 to the Schedule 13D, filed by the Warburg Pincus Reporting Persons (defined below) on October 9, 2009 with the U.S. Securities and Exchange Commission.

(2)	Pursuant to the terms of the Agreement, the 3,090 shares of Common Stock were acquired for an average price of $0.01 per share.

(3)
This Form 4 is being filed on behalf of WPM, WPM GP, LLC, a Delaware limited liability company (“WPM GP”), Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership (“WP IX”), Warburg Pincus IX LLC, a New York limited liability company (“WP IX LLC”), Warburg Pincus Partners LLC, a New York limited liability company (“WP Partners”), Warburg Pincus & Co., a New York general partnership (“WP”), Warburg Pincus LLC, a New York limited liability company (“WP LLC”), and Messrs. Charles R. Kaye and Joseph P. Landy (collectively, the “Warburg Pincus Reporting Persons”).

(4)
WPM GP, the sole general partner of WPM, is a wholly-owned subsidiary of its sole partner WP IX. WP IX LLC is the sole general partner of WP IX. WP Partners is the sole member of WP IX LLC. WP is the managing member of WP Partners. WP LLC manages WP IX. Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Co-Presidents and Managing Members of WP LLC and may be deemed to control the Warburg Pincus Reporting Persons. Each of WPM GP, WP IX, WP IX LLC, WP Partners, WP, WP LLC, Mr. Kaye and Mr. Landy all disclaim beneficial ownership of all shares of the FIS Common Stock except to the extent of any indirect pecuniary interest therein.